Exhibit 4.1

DESCRIPTION OF SECURITIES

The following description is based on relevant portions of the Delaware Limited Liability Company Act (the “Delaware Act”) and of our Second Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”). This summary is not necessarily complete, and we refer you to the Delaware Act and our LLC Agreement for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

Under the terms of our LLC Agreement, we are authorized to issue an unlimited number of common units (the “Units” or “Common Units”) and preferred units. As of the date hereof, we have one class of common units registered under Section 12 of the Exchange Act, as well as Series A Preferred Units outstanding. There is currently no market for our Units, and we can offer no assurances that a market for our Units will develop in the future. We do not intend for the Units offered pursuant to the private offering (“Private Offering”) to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units. No Units have been authorized for issuance under any equity compensation plans.

Description of our Units

Common Units

Under the terms of the LLC Agreement, we retain the right to accept subscriptions for our Units. In addition, holders of Units are entitled to one vote for each Unit held on all matters submitted to a vote of unitholders and do not have cumulative voting rights. All Units have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Unitholders are entitled to receive proportionately any distributions declared by the Board of Directors, subject to any preferential dividend rights of outstanding preferred units. Upon our liquidation, dissolution or winding up, the unitholders will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding preferred units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of unitholders are subject to the rights of the holders of any preferred units that we may designate and issue in the future.

Preferred Units

We have designated a series of 12.0% Series A Preferred Units. On September 20, 2024, we sold 515 Series A Preferred Units for $3,000 per unit to a select group of individual investors who are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

The Series A Preferred Units sold are not registered under the Securities Act and, as a result, are subject to legal restrictions on transfer. Holders of the Series A Preferred Units are not entitled to participate in the appreciation of the value of the Company. We may incur offering or distribution fees or sales commissions in connection with the private offering of our preferred units and will incur expenses in connection with the ongoing administration of the outstanding Series A Preferred Units.

Transfer and Resale Restrictions

We intend to sell our Units in private offerings in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire our Units in such private offerings are required to complete, execute and deliver a Subscription Agreement, a joinder to our LLC Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements.

No transfer of our investors’ capital commitments or all or any portion of our investors’ Units may be made without (a) registration of the transfer on our books and (b) our prior written consent, which may be given or withheld in our sole discretion for any or no reason (except in the event of a transfer of Preferred Units necessitated by death or divorce of a holder of Preferred Units, in which case, such consent of the Company shall not be required

Exhibit 4.1

provided that certain assurances are provided to the Company in advance of such transfer, including, without limitation, that such transfer would not violate the Securities Act or any state or other jurisdiction-specific securities or “blue sky” laws applicable to the Company or the transfer of such Preferred Units), but subject to applicable law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if applicable). In any event, our consent may be withheld including, without limitation, (1) if the creditworthiness of the proposed transferee, as determined by us in our sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (2) unless, in the opinion of counsel (who may be counsel for the Company) satisfactory in form and substance to us that provides:

(i) such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to us or the Units to be transferred; and

(ii) in the case of a transfer involving a Plan (as defined below) or a person (including an entity) that has discretionary authority or control with respect to our assets or a person who provides investment advice with respect to our assets or an “affiliate” of such person, such transfer would not be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code.

A “Plan” includes (i) any employee benefit plan subject to Part 4 of Title I of ERISA; (ii) any plan to which Code Section 4975 applies (which includes a trust described in Code Section 401(a) that is exempt from tax under Code Section 501(a), a plan described in Code Section 403(a), an IRA or annuity described in Code Section 408 or Section 408A, a medical savings account described in Code Section 220(d), a health savings account described in Code Section 223(d) and an education savings account described in Code Section 530); (iii) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (generally because 25 percent or more of a class of equity interests in the entity is owned by plans); (iv) the portion of any insurance company’s general account assets that are considered “plan assets” and (except if the entity is an investment company registered under the Investment Company Act) the assets of any insurance company separate account or bank common or collective trust in which plans invest, as well as entities deemed to hold the assets of any of the foregoing accounts; and (v) a benefit plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Any person that acquires all or any portion of the Units of an investor in a transfer permitted under the Subscription Agreement is obligated to pay to us the appropriate portion of any amounts thereafter becoming due in respect of the capital commitment committed to be made by its predecessor in interest. Notwithstanding the transfer of all or any fraction of its Units, as between an investor and us, the investor will remain liable for their capital commitments prior to the time, if any, when the purchaser, assignee or transferee of such Units, or fraction thereof, becomes a holder of such Units.

Limited Liability of the Members

No common unitholder or former common unitholder, in its capacity as such, will be liable for any of our debts, liabilities or obligations except as provided hereunder and to the extent otherwise required by law. Each common unitholder and former common unitholder will be required to pay to us any unpaid balance of any payments that he, she or it is expressly required to make to us pursuant to the LLC Agreement or pursuant to such common unitholder’s Subscription Agreement, as the case may be.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

The Company was formed as a Delaware limited liability company on May 9, 2024 with the name “SL Investment Fund LLC”. The Company changed its name to “SL Investment Fund II LLC” on June 6, 2024. We will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by the Company is agreeing to be admitted as a member of the Company and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each common unitholder and each person who acquires Units from a common unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the Board of Directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Resignation and Removal of Directors; Procedures for Vacancies

Any director may resign at any time by submitting his or her written resignation to the Board of Directors or secretary of the Company. Such resignation will take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it will become effective at the time so fixed. The acceptance of a resignation is not required to make it effective. Any or all of the directors may be removed by either (a) the affirmative vote of a majority of the full Board of Directors or (b) by the affirmative vote of at least 66 2/3% in voting power of the then-outstanding Units and preferred units voting together as a single class, at a meeting of the members; provided, that any or all directors appointed by preferred unitholders may be removed only by the affirmative vote of at least 66 2∕3% in voting power of all our then-outstanding preferred units.

Except as otherwise provided by applicable law, including the 1940 Act, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled by either (a) the appointment and affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director or (b) a majority in-interest of the common unitholders and preferred unitholders, voting together as a single class, at a meeting of the members; provided, that any vacancy of a director appointed by preferred unitholders shall be filled by a majority-in interest of the then outstanding preferred units, voting together as a separate class. Any director elected to fill a vacancy or newly created directorship will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

Action by Unitholders

Under the LLC Agreement, unitholder action can be taken only at a meeting of unitholders or by written consent in lieu of a meeting by unitholders representing at least the number of Units required to approve the matter in question.

Our Board of Directors, the Chair of the Board of Directors, our Chief Executive Officer or members holding a majority of the Units entitled to vote at the meeting may call a meeting of unitholders. Only business specified in our notice of meeting (or supplement thereto) may be conducted at a meeting of unitholders.

Amendment of the LLC Agreement; No Approval by Unitholders

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended with the consent of the Board of Directors (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Company, together with the prior written consent of:

a. If no preferred units have been issued and are outstanding, the holders of a majority of the Units; and

b. If preferred units have been issued and are outstanding, (i) in the case of an amendment not affecting the rights of preferred unitholders, the holders of a majority of the Units, (ii) in the case of an amendment not affecting the rights of the common unitholders (including rights or protections with respect to tax consequences of common unitholders), the holders of a majority of the preferred units, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of common unitholders) of both the common unitholders and preferred unitholders, the holders of a majority of the Units and the holders of a majority of the preferred units.

Notwithstanding clauses (a) or (b) above, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board of Directors and without the need to seek the consent of any common unitholder or preferred unitholder.

Merger, Sale or Other Disposition of Assets

Subject to any restrictions of the 1940 Act and applicable law, the Board of Directors may, without the approval of our unitholders, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or series of transactions, or approve on our behalf, the sale, exchange or disposition of all or substantially all of our assets. Our Board of Directors may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without unitholder approval. Unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Submission to Jurisdiction; Waiver of Jury Trial

Pursuant to the LLC Agreement, each holder of Units accepts the non-exclusive jurisdiction of courts of the State of New York located in New York County or the U.S. District Court for the Southern District of New York located in New York County. However, this provision does not apply to claims arising under the federal securities laws, including, without limitation, the 1940 Act. Submission to such jurisdiction may result in litigation in a venue that a unitholder could view as inconvenient or less favorable in the absence of such provision. Furthermore, each holder of Units, by becoming a member of the Company and agreeing to be bound by the terms of the LLC Agreement waives its right to a trial by jury to the fullest extent permitted by law in any claim or cause of action directly or indirectly based upon or arising out of the LLC Agreement.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For financial reporting purposes, our fiscal year is a calendar year ending December 31.